Exhibit 99.1

Ideanomics Appoints Brett McGonegal Co-CEO, adds other Senior Executives

-	New appointments add financial markets leadership and expertise to Ideanomics / SSC executive team
-	Enables Ideanomics to further capitalize on position as leading global fintech and asset digitization enabler

New York, NY and Hong Kong, Sep. 10, 2018 /PRNewswire/ -- Ideanomics (Seven Stars Cloud Group, Inc.) (NASDAQ:SSC) ("Ideanomics" or the "Company"), is pleased to announce the appointment of Brett McGonegal as its Co-Chief Executive Officer, effective September 21, 2018.

A frequent contributor and commentator at industry events, and to the world’s financial media, McGonegal brings significant thought leadership and financial markets expertise to Ideanomics and is the former CEO of Hong Kong-listed investment bank, The Reorient Group (376HK), which was sold to Alibaba’s Jack Ma and associates in 2015, yielding a market capitalization of $3 billion USD. Prior to Reorient, he was co-head of equity sales and trading at Cantor Fitzgerald in Hong Kong, where he pioneered execution trading, and a Senior Managing Director at Charles Schwab Capital Markets in the U.S. Mr. McGonegal will be based out of New York and Hong Kong.

McGonegal will be joined at Ideanomics by Uwe Parpart, who will join Ideanomics as Chief Strategy Officer, based out of Hong Kong. Parpart is the Chairman of Asia Times Holdings (“AT”), the Hong Kong company that owns the Asia Times newspaper. Prior to Asia Times, Uwe served as Chief Strategist and Head of Research at The Reorient Group and as a Senior Currency Strategist at Bank of America.

The third senior appointee is Evan Kalimtgis, who will serve as Ideanomics’ Chief Investment Officer and Head of Financial Product Development, based out of London and Hong Kong. Evan most recently was founder of the Strategic Portfolio Group at JP Morgan’s CIO division in London, which helped oversee the build out of the firm's fixed income investment portfolio to over US$400 Billion. He also was the founder of the Glencore external credit fund, Asteri Capital, and before that headed proprietary credit trading at Dresdner Kleinwort Benson.

These new additions to Ideanomics’ management team brings to the Company a lifetime of experience in serving at and building out global financial services and media firms. Their appointment underscores Ideanomics’ stated goal of creating the world’s premier blockchain technology-based asset management platform infused with unique AI-based data structuring, analysis, and risk management.

Their roles within Ideanomics will have a heavy focus on the following key areas, in addition to their participation in the overall management of the organization:

-	Managing the Global Capital Markets Division of fixed income products, enhanced by AI and blockchain;
-	Super AI-enhanced Risk Management Services for Ideanomics’ Commodities & Energy division;
-	Investor Relations;
-	And strengthening the build out of the New York, Hong Kong, and London offices.

Bruno Wu, Chairman and Co-CEO of Ideanomics “We’ve taken time to speak with various leaders in the global financial markets, looking for the very best talent to help support critical and dynamic areas of our business. We are extremely pleased to announce the addition of Brett, Uwe, and Evan as it delivers precisely what we were looking for, which is exceptional individuals with a blend of innovation in financial services and global market expertise that is essential for the high-growth business model of Ideanomics through the remainder of 2018 and beyond”.

Brett McGonegal, Co-CEO of Ideanomics “From our first conversation, it was clear that Bruno and I had a shared vision for the future of financial services and how digitization, tokenization, and fractionalization can unlock tremendous value currently not available in today’s financial markets. Today is a big step in making this future a reality. We are delighted to be joining the Ideanomics team at such an exciting time and look forward to help driving increased shareholder value through delivering the types of digital financial products that both asset holders and investors are looking for.”

About Ideanomics

Ideanomics (Seven Stars Cloud Group, Inc.), NASDAQ: SSC) (http://www.ideanomics.com/)

Ideanomics is determined to become one of the most prominent global digital asset companies. Relying on its core base of fintech and digital asset production and services-based ecosystem enablement, Ideanomics is committed to delivering the best digital assets via the best underlying technology. This approach will drive capital formation and sales across our digital asset ecosystems.

Ideanomics customizes its technology platform for various business use cases, operates the Platform-as-a-Service (PaaS), and partners with businesses that deliver core digital asset product creation.

We are focused on delivering a global multi-layer technology infrastructure ecosystem that issues, trades, and settles digital asset transactions. We will leverage direct sales channels and automated sales systems via digital asset exchange platforms which is inclusive of decentralized exchanges to realize digital asset distribution, social media, traditional regulated broker dealer network as well as institutions as direct clients.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements”. All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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Media Contacts

Ideanomics

Email: pr@sevenstarscloud.io

IR Contacts

Federico Tovar, CFO Ideanomics

Chad Arroyo, CMO and CPO Ideanomics

Email: ir@sevenstarscloud.com

SOURCE: Ideanomics (Seven Stars Cloud Group, Inc.)